UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FARMHOUSE, INC.

(Exact name of registrant as specified in its charter)

Nevada	7370	46-3321759
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1355 Market Street, Suite 488

San Francisco, CA 94103

1 (888)-420-6856

(Address, including zip code, and telephone number,

Including area code, of Registrant’s principal executive offices)

Agent for Service:

Evan Horowitz

1355 Market Street, Suite 488

San Francisco, CA  94103

(888) 420-6856

(Name, address, including zip code, and telephone

Number, including area code, of agent for service)

With copies to:

Heskett and Heskett

John Heskett

2401 Nowata Place, Suite A

Bartlesville, Oklahoma 74006

(918) 336-1773 telephone

(918) 336-3152 facsimile

As soon as practicable after the effective date of this Registration Statement

(Approximate date of commencement

Of proposed sale to the public)

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[X]

*If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-238326), or the Registration Statement, of Farmhouse, Inc. is being filed for the purpose of amending Exhibits. No changes or additions are being made hereby to the prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15, 16 or 17 of Part II of the Registration Statement.

PART II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

OTHER EXPENSES OF ISSUANCE AND IDSTRIBUTION

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Expenses	Amount

SEC Registration Fee	$533
Legal Fees	$10,000
Accounting and Audit Fees	$10,000
Electronic Filing and Printing	$1,500
Transfer Agent	$1,000

Total*	$23,033

* All amounts are estimates. We have already paid approximately $10,000 of expenses and will pay the remaining expenses from our cash on hand. None of the proceeds from the offering will be needed to pay for any of the offering expenses.

None of the above expenses of issuance and distribution will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale. Our Company does not expect to pay any underwriting discounts, commissions or expense allowances.

Item 14. Indemnification of Directors and Officers.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Nevada General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Subsequent to December 31, 2019, The Company has sold an aggregate of 50,000 shares of its common stock for proceeds of $37,500.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

Subsequent to December 31, 2019, The Company issued a total of 49,421 shares of its common stock for services rendered to the Company at prices ranging between $.51/share and $1.00/share.  The fair market value of the shares was calculated using the closing price of the shares on the date of issuance.  The total value of the shares issued was $41,412.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On March 3, 2020 the Company issued a total of 125,000 shares of common stock to an individual for the purchase of the domain blunt.com.  The fair market value of the shares issued was $125,000.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2019, the Company sold an aggregate of 76,543 shares of its common stock for proceeds of $117,002, of which $2,001 was recorded as a subscription receivable as funds were not received as of the period end. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2019, the Company issued 187,500 shares of its common stock valued at $1.60 per share (the current fair market value of the stock as calculated by the last price direct equity was sold by the Company) for the acquisition of the website domain Extract.com.  The transaction was valued at $300,000. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2019, the Company issued an aggregate of 55,326 shares of its common stock for services rendered.  The stock was issued at the current fair market value of the stock as calculated by the last price direct equity was sold by the Company for issuance prior to the August 13, 2019 Revival Merger and at the price shares of the common stock was trading as for issuance after the Revival Merger.  This resulted in an expense of $74,847 and has been recorded in General and Administrative Expense as of December 31, 2019. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On December 31, 2019, the Company issued 19,201 shares of its common stock for the conversion of $10,001 in principal balance note along with an additional $800 in accrued interest.  The conversion price was agreed upon by both parties at $.5625/share.  The fair market value of the shares on the issuance date was $.4650/share resulting in a gain on extinguishment of debt in the amount of $1,872. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2018, the Company sold an aggregate of 399,404 shares of its common stock for proceeds of $527,516, of which $175,005 was recorded as a subscription receivable as proceeds were not received as of the period end. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2018, the Company issued a total of 556,114 shares related to the conversion of $469,566 in principal balance of notes payable and associated interest.  The total value of the shares issued was $654,806 resulting in a loss on extinguishment of debt in the amount of $185,240. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2018, the Company issued 30,000 shares of its common stock valued at $1.00 per share (the current fair market value of the stock as calculated by the last price direct equity was sold by the Company) for the acquisition of the website domain WeedClub.  The transaction was valued at $30,000. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

During the year ended December 31, 2018 the Company issued 171,000 shares of its common stock in exchange for a like number of shares in its Farmhouse DTLA subsidiary.  As a result of this conversion of shares the Company’s subsidiary is once again wholly owned by the parent. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On December 31, 2018 the Company issued a convertible note to a note holder in exchange for 6,667 shares of the Company’s previously issued common stock.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

(a)Exhibits

The listed exhibits are filed with this registration statement:

SEC Reference Number	Title of Document	Location

3.1+	Certificate of Incorporation	Filed herewith
3.2	Amended Articles of Incorporation	Filed herewith

3.6	Bylaws	Filed herewith

5.1	Opinion of Heskett & Heskett	Filed herewith

21.1	List of Subsidiaries	Filed herewith

23.1	Consent of MAC Accounting Group, LLP	Filed herewith

(b)Financial Statement Schedule

All schedules are omitted because the required information is either not present, not present in material amounts or presented within our audited financial statements included elsewhere in this prospectus and are incorporated herein by reference.

Item 17. Undertakings.

UNDERTAKING

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, City of San Francisco, State of California, on October 9, 2020.

By: /s/ Evan Horrowitz____________________

EVAN HOROWITZ

Chief Executive Officer, Director

By: /s/ Kevin Asher_______________________

KEVIN J. ASHER

Chief Financial Officer, Chief Accounting

Officer

By: /s/ Michael Landau____________________

MICHAEL LANDAU

Chief Technology Officer, Treasurer, Director

By: /s/ Scott Bostick______________________

SCOTT BOSTICK

Director

Pursuant to the requirements of the Securities Act of 1933, this registrant statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Evan Horrowitz____________________

EVAN HOROWITZ

Chief Executive Officer, Director

By: /s/ Kevin Asher_______________________

KEVIN J. ASHER

Chief Financial Officer, Chief Accounting

Officer

By: /s/ Michael Landau____________________

MICHAEL LANDAU

Chief Technology Officer, Treasurer, Director

By: /s/ Scott Bostick______________________

SCOTT BOSTICK

Director